Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

Coinstar, Inc. (“Employer”) and John Harvey (“Employee”) hereby agree to amend the Employment Agreement dated as of June 1, 2009 (“Employment Agreement”) as set forth below.

A. Revisions to the Employment Agreement

1. Section 2.5: Effective November 9, 2009, Section 2.5 of the Employment Agreement is amended in its entirety as follows:

“2.5 Notice. The term “Notice of Termination” shall mean at least 14 days’ written notice of termination of Employee’s employment, during which period Employee’s employment and performance of services will continue; provided, however, that Employer may, upon notice to Employee and without reducing Employee’s compensation during such period, excuse Employee from any or all of his duties during such period. The effective date of the termination of Employee’s employment hereunder shall be the date on which such 14 day period expires.”

2. Section 3.1: Effective November 9, 2009, Section 3.1 of the Employment Agreement is amended in its entirety as follows:

“3.1 Termination by Employer. If Employer terminates Employee’s employment without Cause during the Term, Employee shall be entitled to receive (a) termination payments equal to six (6) months’ annual base salary, (b) any unpaid annual base salary which has accrued for services already performed as of the date termination of Employee’s employment becomes effective, and (c) a pro-rated cash bonus consistent with Section 1.4(b). All amounts payable pursuant to this Section 3.1 (or pursuant to Section 3.2) shall be reduced for applicable deductions and tax withholding. If, as a result of the termination of Employee’s employment without Cause, Employee and Employee’s spouse and dependent children are eligible for and timely (and properly) elect to continue coverage under Employer’s group health plan(s) in accordance with Code Section 4980B(f) (“COBRA”), Employer shall pay the premium for such coverage for a period of twelve (12) months following the date of Employee’s termination or until Employee is no longer entitled to COBRA continuation coverage under Employer’s group health plan(s) or until Employee obtains other coverage through subsequent employment, whichever period is the shorter. All other Employer benefits cease on the date of termination without Cause. If Employee is terminated by Employer for Cause during the Term, Employee shall not be entitled to receive any of the foregoing benefits, other than those set forth in Section 3.1(b) above.”

3. Section 3.2: Effective November 9, 2009, Section 3.2 of the Employment Agreement is amended in its entirety as follows:

“3.2 Termination by Employee. In the case of the termination of Employee’s employment by Employee, Employee shall not be entitled to any payments hereunder, other than those set forth in Section 3.1(b) hereof if such termination occurs during the Term; provided, however, if Employee continues employment at least through November 9, 2009, employee will also be entitled to a pro-rated bonus consistent with Section 1.4(b).”

4. Section 3.3: Effective November 9, 2009, Section 3.3 of the Employment Agreement is amended in its entirety as follows:

“3.3. Payment Schedule. All amounts payable pursuant to Sections 3.1(b), 3.1(c), and 3.2 hereof shall be paid to Employee at the same time such amounts would have been paid to Employee had Employee’s employment not been terminated (or at such earlier time as is required by law). All amounts payable pursuant to Section 3.1(a) hereof shall be paid to Employee in six (6) equal monthly installments, beginning with the month following the month containing the date of Employee’s termination and continuing for five (5) consecutive months thereafter. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each such installment shall be treated as a separate payment. If Employee obtains employment during the period Employer is required to make termination payments as set forth in Section 3.1(a), any installments remaining to be paid will be forfeited by Employee.

B. Employment Agreement Otherwise Unchanged

Except as expressly set forth in this Amendment, (a) all capitalized terms used herein will have the meanings provided for in the Employment Agreement, (b) all other terms and conditions of the Employment Agreement remain unchanged.

IN WITNESS WHEREOF, the parties have executed and entered into this Amendment as of the date set forth above.

COINSTAR, INC.

/s/ John Harvey	By	/s/ Paul D. Davis
John Harvey
	Its	Chief Executive Officer

Date: September 7, 2009	Date:	September 7, 2009